Herman Miller Reports Second Quarter Fiscal 2021 Results
•Retail and International momentum helps offset near-term demand pressures in North America Contract
•Gross margin of 39.0% reflects an increase of 110 basis points from last year
•Strong expense control with operating expenses down $18.1 million from last year
•Continued quarterly operating margin expansion over the prior year, including Retail operating margin of 16.7%
Webcast to be held Thursday, December 17, 2020, at 9:30 am ET

Release	Immediate
Date	December 16, 2020
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Second Quarter Fiscal 2021 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
(Dollars in millions, except per share data)	November 28, 2020	November 30, 2019	% Chg.	November 28, 2020	November 30, 2019	% Chg.
Net Sales	$626.3	$674.2	(7.1)%	$1,253.0	$1,345.2	(6.9)%
Gross Margin %	39.0%	37.9%	N/A	39.4%	37.3%	N/A
Operating Expenses	$170.8	$188.9	(9.6)%	$326.6	$372.9	(12.4)%
Restructuring Expenses	$2.4	$4.2	(42.9)%	$1.2	$6.1	(80.3)%
Operating Earnings %	11.3%	9.3%	N/A	13.3%	9.1%	N/A
Adjusted Operating Earnings %*	11.7%	10.1%	N/A	13.5%	9.7%	N/A
Net Earnings Attributable to Herman Miller, Inc.	$51.3	$78.6	(34.7)%	$124.2	$126.8	(2.1)%
Earnings Per Share – Diluted	$0.87	$1.32	(34.1)%	$2.10	$2.14	(1.9)%
Adjusted Earnings Per Share – Diluted*	$0.89	$0.88	1.1%	$2.13	$1.72	23.8%
Orders	$629.7	$674.9	(6.7)%	$1,185.7	$1,351.6	(12.3)%
Backlog	$403.4	$400.6	0.7%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.

To our shareholders:

We hope you remain safe and well as we all continue to navigate the challenges associated with the COVID-19 pandemic.

Our fiscal 2021 second quarter financial results further validate our strategic direction in the midst of continued global economic uncertainty. Our teams around the world have once again harnessed the creativity and resiliency that defines the Herman Miller Group spirit to build on our momentum and further differentiate our family of brands. Our ability to strategically leverage these brands across multiple global channels and an unwavering commitment to authored design remain core to our success. This customer-centric approach continues to make it easier for customers around the globe to connect with our brands as they seek solutions to meet their needs for both workplace and home environments.

-more-

Strong Financial Performance in the Current Environment
Consolidated net sales for the quarter were down by 7% compared to last year and down 15% organically, which excludes the impacts of acquisitions and foreign currency translation. Orders in the quarter were down 7% compared to the prior year on a reported basis and down 15% organically. We've provided some additional perspective on the demand picture for each of our business segments below:

Retail Segment
Our Retail business continued to deliver strong results, with quarterly orders up 41% over last year. The Home Office category once again led demand, and was up more than 270% over last year. At the same time, the ongoing "nesting" trend among consumers who have been inspired to invest in their homes during the pandemic continued through the quarter, resulting in positive year-over-year demand across multiple product categories, notably Upholstery, Outdoor, Storage, and Accessories.

North America Contract Segment
We continued to feel the effect of the pandemic in our North America Contract business this fall as a result of COVID-19 surges and rising case levels throughout the region. North America Contract customers remained hesitant to make decisions about their post-COVID workplaces given the uncertainty, resulting in a year-over-year order decline of 33%.

International Contract Segment
Orders for the International segment were 40% higher than last year on a reported basis, while down 3% on an organic basis. The Asia-Pacific and mainland Europe regions delivered year-over-year growth, while demand in Mexico and the United Kingdom remained challenged due to COVID-19. HAY, which we acquired a majority position in last year, was a clear bright spot again this quarter, delivering order growth of 20% over last year.

Operating margin for the quarter was 11.3% compared to 9.3% last year. On an adjusted basis, our consolidated operating margin of 11.7% was 160 basis points higher than last year. These results were driven by a combination of gross margin expansion and our continued focus on managing operating expenses. Gross margin of 39.0%, which was 110 basis points higher than last year, reflected strong channel and product mix. Our Retail segment delivered another strong quarter of profitability with an operating margin of 16.7%. At the same time, operating expenses, excluding restructuring expenses, were down $18.1 million from last year due to a combination of structural and temporary cost reductions that we put in place to weather the demand pressures from COVID-19 on our business.

We delivered earnings per share of $0.87 on a reported basis and $0.89 on an adjusted basis for the quarter, which reflected a year-over-year decrease of 34.1% on a reported basis and a 1.1% increase on an adjusted basis.

We remain well-positioned with a strong and flexible balance sheet, with combined liquidity from cash on hand and availability on our revolving credit facility of $643.1 million at the end of the quarter. Cash flow from operations during the quarter of $98.7 million reflected an increase of 10.2% over last year. Our gross-debt to EBITDA ratio of 1.1x is well below the maximum level of 3.5x outlined in our commercial lending covenants.

Positioned to Meet the Changing World of Work
The COVID-19 pandemic has dramatically accelerated the trend toward a more distributed work model and the strategic investments we have made position us well to capitalize on this transformational opportunity. These investments include the expansion of our Retail business and the additions of naughtone and HAY, which bring significant strength to our Ancillary and Residential product portfolios.

The almost overnight shift to work from home caused by the pandemic has validated the notion that not all work needs to be done in the office and that people can be productive working from a dynamic network of locations as long as they have the proper tools and technology. The last ten months have reinforced our belief that workplaces serve an important purpose in creating and sustaining corporate culture and community, that people crave human interaction and long to feel connected to and part of something bigger than themselves, and that there is important work that cannot be done well from home.

-more-

In the wake of COVID-19, we believe offices can, and will, thrive when they offer employees a better experience than can be had anywhere else, but organizations will have to evolve their workplaces to meet the changed needs and expectations of their employees. Our research points to future workplace experiences that include both productive home office setups and corporate offices that are easily accessible and highly flexible for group and individual needs.

This past quarter, we helped our customers rethink their future workplace strategies while prototyping new approaches in our own facilities. For employees working at Herman Miller’s recently redesigned Retail headquarters in Stamford, CT, we’ve evolved our flexible work policies and empowered team members to work from where they feel is best on a given day. This includes equipping them with furniture and technology to support working from home while also improving the design of our corporate office through a range of modifications, including:

•Adding social areas for team members to informally connect to strengthen team culture
•Providing highly-flexible workshop environments to accelerate product development
•Designating a portion of the space as a “quiet zone” to support both creative and focused work
•Furnishing our offices with flexible solutions to enable employees to adapt the space over time

Not only are we well-positioned to reach consumers directly to help them upgrade their home offices, we are also able to respond to a growing ask from corporate customers who are looking to provide productive home office solutions for their employees. Our global Inside Access program provides support in 66 countries, and upcoming program enhancements include the launch of several dedicated customer websites as well as targeted work from home promotions designed to increase the share of non-seating products through this channel.

The trends we’re seeing in our International business also give us reason to be optimistic about the future, as markets that are recovering from the pandemic have been showing year-over-year growth. Our performance outside of North America is further validation of our strategy to accelerate profitable growth by developing a high performing sales team, capturing greater share of our International dealers' business, and leveraging the opportunities created by the recent additions of HAY and naughtone in these regions. Early progress on global vaccines indicates a post-COVID future is on the horizon, which we expect will accelerate the demand from customers who are looking to begin redesigning their workspaces.

We are uniquely positioned to serve our customers through multiple channels with the most comprehensive portfolio of products in the industry. We are confident in our ability to partner with them to solve for the next generation workplace by providing authentic modern designs for their workplaces and their homes.

Strategic Progress
We have remained focused on creating value for our stakeholders even as we respond to the challenges created by the pandemic. We entered the second quarter with a clear set of priorities, and we are very pleased with the progress we’ve made toward achieving our goals across all our strategic pillars.

Accelerating Growth in Retail
Our Retail business is critical to our overall growth and continues to exceed our expectations. This growth is partially driven by COVID-related shifts in the way consumers are investing in and upgrading their homes, including a focus on home offices. The 219% increase this quarter in Retail eCommerce orders further validates this shift and affirms our growing leadership position. That said, we have only just scratched the surface in terms of the potential of our Retail business and we continue to differentiate ourselves in this segment.

Herman Miller Concept Stores
Perhaps most notable for the quarter, our first Herman Miller retail seating concept stores opened in Los Angeles and New York City. In the early days, these stores have exceeded our expectations as we seek to educate customers about the health benefits of ergonomic seating. Sales and customer traffic at both locations are pacing well ahead of early expectations. The stores are introducing a whole new customer segment to Herman Miller with 82% of visitors to these stores being new to our business.

-more-

It goes without saying that launching an in-person retail concept in the midst of a global pandemic was a bold move. The team reacted very quickly, pivoting to open these stores in response to our consumer’s desire to “test-drive” these highly considered home office solutions before making an investment. We opened two additional stores this month – including our first international location in Tokyo, Japan as well as Austin, Texas – with additional store openings planned for later in the fiscal year.

Capitalizing on the Holiday Shopping Season
Our 2020 holiday shopping campaign, which began driving demand late in the quarter, was the most comprehensive marketing and advertising initiative in the history of our Retail business. Promotions included both Black Friday and Cyber Week sales across all three Retail brands (Herman Miller, DWR, and HAY), gaming-specific purchase incentives, and a national performance seating campaign that included a connected TV commercial. With record sales on the first day of our Holiday Sale and November orders up more than 60% over last year, we are encouraged by the strong early results from these promotions. Our ability to activate these campaigns simultaneously across brands and channels is further testament to our growing expertise and the talent we’ve added to both our marketing and retail teams in the past year. We are well-positioned to carry this momentum into the second half of the fiscal year as customers continue to invest in their homes and home offices.

Gaming Growth
We are very pleased with the ongoing momentum from our entry into the rapidly growing gaming market. We extended our portfolio during the second quarter to include Special Gaming Editions of both the Aeron® and Sayl® Chair. We have seen incredibly strong and sustained customer engagement in this new category for Herman Miller in the early days, with more than one million users visiting our gaming website since launch in late July. We have received hundreds of media mentions and our influencer strategy continues to gain traction. We have partnered directly with nearly 200 content creators to generate excitement and sustained coverage of our gaming portfolio.

We believe, and have already seen, that we can make a large impact in the gaming industry by helping to unlock the performance of all players. As part of that, we are focused on partnering with industry leaders in gaming technology, entertainment, and performance. We are excited about, and committed to, our partnership with Logitech G to deliver next generation innovation in this category.

Digital Differentiation in North America and International Contract
Digital innovation is core to our strategy to differentiate Herman Miller Group in the Contract business. We have made considerable investments in our websites and digital tools to improve project planning, idea generation, and specification capabilities. We will continue to expand on these solutions as part of our goal to provide a global, integrated specification capability for the entire Herman Miller Group portfolio of products.

Equally as important, we continue to develop innovative digital tools that will improve the effectiveness of, and differentiate, our dealer network. This past quarter, we completed beta testing for Compass, our proprietary generative design tool that uses artificial intelligence to create dynamic floor plans populated with Herman Miller Group product, and we started rollout across our North America dealer network. Compass is one of several solutions in our Atlas Digital Suite, an integrated set of technology solutions for our dealers.

Delivering Against Our Better World Aspirations
Our Better World strategic pillar focuses on our commitments to our people, planet, and communities. We aspire to create a better world in all we do and our people around the world are united in our purpose: “Design for the good of humankind.”

As part of our diversity, equity, and inclusion promise, we committed to removing barriers to voting in the US by holding our first “Day of Purpose,” a paid day off for employees around the world on November 3, 2020. This allowed our US-based employees to exercise their right to vote–and united our employees in a common purpose to serve our communities. Together, our 7,500+ employees spent the day giving back to causes that are important to them in more

-more-

than 70 communities around the world. Our global Day of Purpose was an extraordinary day of giving and exemplifies the power of the Herman Miller Group to be a force for positive change in our communities.

In addition, we were thrilled to be included in Investor’s Business Daily list of the Top 50 Best Environmental, Social, and Corporate Governance (ESG) Companies in 2020. This is the second consecutive year we have received this recognition, and we are the only company from the household and office furniture category to be included in the list. Recognition like this validates our continued commitment to use our business as a force for good and is a testament to the incredible work our people do every day to drive results that benefit both our stakeholders and our planet.

Outlook
While we are encouraged by the sustained momentum we've experienced over the past two quarters, the overall global demand environment remains uncertain due to the ongoing pandemic. As a result, we are continuing to suspend quarterly sales and earnings guidance. However, there are certain factors that we believe are relevant for investors developing estimates for our business in the upcoming quarter. Historically, the third quarter of our fiscal year has reflected sequentially lower sales levels from the second quarter by approximately 5% to 6% due to a seasonal slowdown in activity during the holiday period in the Contract business. This seasonal impact typically results in lower gross margins during the quarter due to less production leverage from our manufacturing facilities.

As we look ahead to fiscal 2022, it is important to note that our spending levels this year have benefited from temporary reductions in wages, benefit programs, and certain discretionary items such as travel and entertainment. While some of these costs, such as temporary salary reductions, have already been reinstated and are reflected in our current run rates, other categories will be phased in over time as we evaluate the business conditions surrounding the global pandemic. While we will remain diligent in managing our overall cost structure in line with the demand environment, we expect that temporary cost savings in fiscal 2021 of approximately $50 million to $60 million will be largely re-established in fiscal 2022.

While the revenue picture for fiscal 2022 remains uncertain, we are encouraged by global progress relative to COVID-19 vaccines, which we believe will help release pent-up demand for office spaces. We expect to see many organizations make decisions about investments in their workplaces in the coming months, as they begin planning for employees to return to their offices. Of course, the magnitude and timing of this demand remains dependent on vaccine distribution and ongoing pandemic recovery efforts. We also believe our Retail strategic initiatives, including new store roll-outs, product assortment expansion, gaming, and a range of digital initiatives position our Retail segment for continued growth. These demand drivers will help support reestablishing these costs.

Commitment to Differentiation and Long-Term Value Creation
Our second quarter results reflect another quarter of positive momentum. Our ability to overcome the challenges brought on by the pandemic further validates our strategy and reinforces the power of Herman Miller Group. We have an incredibly talented and highly capable team of people who have done an extraordinary job navigating these turbulent times. They continue to lean into the initiatives that are differentiating our business and creating new opportunities for our organization. Together we are committed to creating long-term value for our shareholders and we will continue to leverage our extensive strengths and capabilities to deliver on our vision for Herman Miller Group.

We wish you all a very happy, healthy, and safe holiday season. We look forward to sharing in an exciting 2021 and appreciate your continued investment in Herman Miller.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

-more-

Financial highlights for the three and six months ended November 28, 2020 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended				Six Months Ended
	November 28, 2020		November 30, 2019		November 28, 2020		November 30, 2019
Net Sales	$626.3	100.0%	$674.2	100.0%	$1,253.0	100.0%	$1,345.2	100.0%
Cost of Sales	382.1	61.0%	418.7	62.1%	758.8	60.6%	843.6	62.7%
Gross Margin	244.2	39.0%	255.5	37.9%	494.2	39.4%	501.6	37.3%
Operating Expenses	170.8	27.3%	188.9	28.0%	326.6	26.1%	372.9	27.7%
Restructuring Expenses	2.4	0.4%	4.2	0.6%	1.2	0.1%	6.1	0.5%
Operating Earnings	71.0	11.3%	62.4	9.3%	166.4	13.3%	122.6	9.1%
Gain on Consolidation of Equity Method Investment	—	—%	30.5	4.5%	0.0	0.0%	30.5	2.3%
Other Expenses, net	2.2	0.4%	2.6	0.4%	3.7	0.3%	4.7	0.3%
Earnings Before Income Taxes and Equity Income	68.8	11.0%	90.3	13.4%	162.7	13.0%	148.4	11.0%
Income Tax Expense	16.2	2.6%	12.9	1.9%	36.9	2.9%	25.2	1.9%
Equity Income, net of tax	0.2	—%	1.2	0.2%	0.4	—%	3.4	0.3%
Net Earnings	52.8	8.4%	78.6	11.7%	126.2	10.1%	126.6	9.4%
Net Earnings (Loss) Attributable to Redeemable Noncontrolling Interests	1.5	0.2%	—	—%	2.0	0.2%	(0.2)	—%
Net Earnings Attributable to Herman Miller, Inc.	$51.3	8.2%	$78.6	11.7%	$124.2	9.9%	$126.8	9.4%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.87		$1.33		$2.11		$2.15
Weighted Average Basic Common Shares	58,908,094		59,061,731		58,869,699		58,985,366
Earnings Per Share – Diluted	$0.87		$1.32		$2.10		$2.14
Weighted Average Diluted Common Shares	59,267,398		59,402,001		59,043,928		59,318,982

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(Unaudited) (Dollars in millions)	November 28, 2020	November 30, 2019
Cash provided by (used in):
Operating activities	$214.6	$142.4
Investing activities	(24.4)	(82.1)
Financing activities	(276.9)	(40.6)
Effect of exchange rate changes	10.6	(1.9)
Net change in cash and cash equivalents	(76.1)	17.8
Cash and cash equivalents, beginning of period	454.0	159.2
Cash and cash equivalents, end of period	$377.9	$177.0

-more-

Herman Miller, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	November 28, 2020	May 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$377.9	$454.0
Short-term investments	7.2	7.0
Accounts receivable, net	193.0	180.0
Unbilled accounts receivable	33.0	19.5
Inventories, net	191.0	197.3
Prepaid expenses and other	35.8	59.3
Total current assets	837.9	917.1
Net property and equipment	325.9	330.8
Right of use assets	225.6	193.9
Other assets	639.1	612.1
Total Assets	$2,028.5	$2,053.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$164.4	$128.8
Short-term borrowings and current portion of long-term debt	52.3	51.4
Accrued liabilities	290.8	290.0
Total current liabilities	507.5	470.2
Long-term debt	274.9	539.9
Lease liabilities	205.7	178.8
Other liabilities	185.6	171.6
Total Liabilities	1,173.7	1,360.5
Redeemable Noncontrolling Interests	56.5	50.4
Stockholders' Equity	798.3	643.0
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$2,028.5	$2,053.9

-more-

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains certain non-GAAP financial measures such as Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline). Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to restructuring expenses and other special charges or gains, including related taxes. Adjusted Operating Earnings (Loss) represents reported operating earnings plus restructuring expenses and other special charges. Adjusted Gross Margin represents gross margin plus other special charges. Restructuring expenses include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program. Special charges include costs related to CEO transition, acquisition-related costs, and certain costs arising as a direct result of COVID-19. Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline) are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The North America Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the Company's owned contract furniture dealer is also included in the North America Contract segment. North America Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, Nemschoff healthcare and Herman Miller Collection products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the EMEA, Latin America and Asia-Pacific geographic regions. The Retail segment includes operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through e-commerce and Design Within Reach, HAY, and Herman Miller retail stores and studios. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

-more-

A. Reconciliation of Operating Earnings to Adjusted Operating Earnings by Segment

	Three Months Ended				Six Months Ended
	November 28, 2020		November 30, 2019		November 28, 2020		November 30, 2019
North America Contract
Net Sales	$323.1	100.0%	$450.6	100.0%	$661.9	100.0%	$909.3	100.0%
Gross Margin	116.2	36.0%	169.3	37.6%	245.2	37.0%	337.0	37.1%
Total Operating Expenses	80.6	24.9%	106.8	23.7%	157.8	23.8%	211.6	23.3%
Operating Earnings	35.6	11.0%	62.5	13.9%	87.4	13.2%	125.4	13.8%

Adjustments
Special Charges	0.1	—%	0.2	—%	0.3	—%	0.2	—%
Restructuring	0.8	0.2%	3.8	0.8%	2.4	0.4%	5.5	0.6%
Adjusted Operating Earnings	$36.5	11.3%	$66.5	14.8%	$90.1	13.6%	$131.1	14.4%

International Contract
Net Sales	$168.1	100.0%	$118.2	100.0%	$321.7	100.0%	$232.0	100.0%
Gross Margin	60.7	36.1%	40.3	34.1%	115.7	36.0%	80.1	34.5%
Total Operating Expenses	37.3	22.2%	27.5	23.3%	67.3	20.9%	54.2	23.4%
Operating Earnings	23.4	13.9%	12.8	10.8%	48.4	15.0%	25.9	11.2%

Adjustments
Special Charges	(0.3)	(0.2)%	0.1	0.1%	0.8	0.2%	0.1	—%
Restructuring	1.6	1.0%	0.4	0.3%	(1.2)	(0.4)%	0.6	0.3%
Adjusted Operating Earnings	$24.7	14.7%	$13.3	11.3%	$48.0	14.9%	$26.6	11.5%

Retail
Net Sales	$135.1	100.0%	$105.4	100.0%	$269.4	100.0%	$203.9	100.0%
Gross Margin	67.3	49.8%	45.9	43.5%	133.3	49.5%	84.5	41.4%
Total Operating Expenses	44.7	33.1%	46.8	44.4%	81.5	30.3%	89.4	43.8%
Operating Earnings (Loss)	22.6	16.7%	(0.9)	(0.9)%	51.8	19.2%	(4.9)	(2.4)%

Adjustments
Special Charges	—	—%	—	—%	0.1	—%	—	—%
Adjusted Operating Earnings (Loss)	$22.6	16.7%	$(0.9)	(0.9)%	$51.9	19.3%	$(4.9)	(2.4)%

Corporate
Operating Loss	$(10.6)	—%	$(12.0)	—%	$(21.2)	—%	$(23.8)	—%

Adjustments
Special Charges	—	—%	0.9	—%	—	—%	1.2	—%
Adjusted Operating Loss	$(10.6)	—%	$(11.1)	—%	$(21.2)	—%	$(22.6)	—%

Herman Miller, Inc.
Net Sales	$626.3	100.0%	$674.2	100.0%	$1,253.0	100.0%	$1,345.2	100.0%
Gross Margin	244.2	39.0%	255.5	37.9%	494.2	39.4%	501.6	37.3%
Total Operating Expenses	173.2	27.7%	193.1	28.6%	327.8	26.2%	379.0	28.2%
Operating Earnings	71.0	11.3%	62.4	9.3%	166.4	13.3%	122.6	9.1%

Adjustments
Special Charges	(0.2)	—%	1.2	0.2%	1.2	0.1%	1.5	0.1%
Restructuring	2.4	0.4%	4.2	0.6%	1.2	0.1%	6.1	0.5%
Adjusted Operating Earnings	$73.2	11.7%	$67.8	10.1%	$168.8	13.5%	$130.2	9.7%

-more-

B. Reconciliation of Earnings per Share to Adjusted Earnings per Share

	Three Months Ended		Six Months Ended
	November 28, 2020	November 30, 2019	November 28, 2020	November 30, 2019
Earnings per Share - Diluted	$0.87	$1.32	$2.10	$2.14

Less: Gain on consolidation of equity method investments	—	(0.51)	—	(0.51)
Add: Special charges, after tax	—	0.02	0.01	0.02
Add: Restructuring expenses, after tax	0.02	0.05	0.02	0.07
Adjusted Earnings per Share - Diluted	$0.89	$0.88	$2.13	$1.72

Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	59,267,398	59,402,001	59,043,928	59,318,982
Note: The adjustments above are net of tax. For the three and six months ended November 28, 2020 and November 30, 2019, the tax impact of the adjustments were immaterial.

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended				Six Months Ended
	November 28, 2020		November 30, 2019		November 28, 2020		November 30, 2019
Gross Margin	$244.2	39.0%	$255.5	37.9%	$494.2	39.4%	$501.6	37.3%
Special Charges	—	—%	—	—%	1.0	0.1%	—	—%
Adjusted Gross Margin	$244.2	39.0%	$255.5	37.9%	$495.2	39.5%	$501.6	37.3%

D. Organic Sales Growth by Segment

	Three Months Ended				Three Months Ended
	November 28, 2020				November 30, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$323.1	$168.1	$135.1	$626.3	$450.6	$118.2	$105.4	$674.2
% change from PY	(28.3)%	42.2%	28.2%	(7.1)%

Proforma Adjustments
Acquisitions	(3.5)	(47.8)	—	(51.3)	—	—	—	—
Currency Translation Effects (1)	(0.1)	(1.4)	—	(1.5)	—	—	—	—
Net Sales, organic	$319.5	$118.9	$135.1	$573.5	$450.6	$118.2	$105.4	$674.2
% change from PY	(29.1)%	0.6%	28.2%	(14.9)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Six Months Ended				Six Months Ended
	November 28, 2020				November 30, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$661.9	$321.7	$269.4	$1,253.0	$909.3	$232.0	$203.9	$1,345.2
% change from PY	(27.2)%	38.7%	32.1%	(6.9)%
Proforma Adjustments
Acquisitions	(10.6)	(87.3)	—	(97.9)	—	—	—	—
Currency Translation Effects (1)	0.2	(0.3)	—	(0.1)	—	—	—	—
Net Sales, organic	$651.5	$234.1	$269.4	$1,155.0	$909.3	$232.0	$203.9	$1,345.2
% change from PY	(28.4)%	0.9%	32.1%	(14.1)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

-more-

E. Organic Order Growth by Segment

	Three Months Ended				Three Months Ended
	November 28, 2020				November 30, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$293.1	$177.1	$159.5	$629.7	$435.3	$126.4	$113.2	$674.9
% change from PY	(32.7)%	40.1%	40.9%	(6.7)%

Proforma Adjustments
Acquisitions	(3.0)	(52.7)	—	(55.7)	—	—	—	—
Currency Translation Effects (1)	(0.1)	(1.7)	—	(1.8)	—	—	—	—
Orders, organic	$290.0	$122.7	$159.5	$572.2	$435.3	$126.4	$113.2	$674.9
% change from PY	(33.4)%	(2.9)%	40.9%	(15.2)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

	Six Months Ended				Six Months Ended
	November 28, 2020				November 30, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$573.9	$324.0	$287.8	$1,185.7	$903.5	$243.1	$205.0	$1,351.6
% change from PY	(36.5)%	33.3%	40.4%	(12.3)%

Proforma Adjustments
Acquisitions	(7.4)	(94.3)	—	(101.7)	—	—	—	—
Currency Translation Effects (1)	0.2	(0.6)	—	(0.4)	—	—	—	—
Orders, organic	$566.7	$229.1	$287.8	$1,083.6	$903.5	$243.1	$205.0	$1,351.6
% change from PY	(37.3)%	(5.8)%	40.4%	(19.8)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

F. Design Within Reach Studio Metrics

	Studio Count				Studio Selling Square Footage
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	11/28/20	11/30/19	11/28/20	11/30/19	11/28/20	11/30/19	11/28/20	11/30/19
Beginning of Period	34	34	34	35	376,052	376,052	376,052	382,547
Studio Openings	—	—	—	1	—	—	—	8,730
Studio Closings	—	—	—	(2)	—	—	—	(15,225)
End of Period	34	34	34	34	376,052	376,052	376,052	376,052
Comparable Studios, End of Period*	34	30	34	30
Non-Comparable Studios, End of Period	—	4	4	4
DWR Comparable Brand Sales*	(2.9)%	3.9%	(1.7)%	3.4%
*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and e-commerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through e-commerce, outlet store, call center and wholesale channels.

-more-

Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the second quarter of fiscal 2021 on Thursday, December 17, 2020, at 9:30 am ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at http://investors.hermanmiller.com/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller
Herman Miller is a globally recognized leader in design. Since its inception in 1905, the company’s innovative, problem-solving designs and furnishings have inspired the best in people wherever they live, work, learn, heal, and play. In 2018, Herman Miller created Herman Miller Group, a purposefully selected, complementary family of brands that includes Colebrook Bosson Saunders, DWR, Geiger, HAY, Maars Living Walls, Maharam, naughtone, and Nemschoff. Guided by a shared purpose—design for the good of humankind—Herman Miller Group shapes places that matter for customers while contributing to a more equitable and sustainable future for all. For more information visit www.hermanmiller.com/about-us.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term profit optimization goals, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, changes in global tariff regulations, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, our ability to integrate and benefit from acquisitions and investments, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, natural disasters, public health crises, disease outbreaks, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.
-end-